Riviera Holdings Corporation
                     2901 Las Vegas Boulevard South
                           Las Vegas, NV 89109
                   Investor Relations: (800) 362-1460
                           TRADED: AMEX - RIV
                           www.theriviera.com







FOR FURTHER INFORMATION:

AT THE COMPANY:                                 INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                  Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                            (208) 241-3704 Voice
(702) 794-9442 Fax                              (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                   Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                  RIVIERA REPORTS THIRD QUARTER 2001 RESULTS


         LAS VEGAS, NV - October 23, 2001 -- Riviera Holdings Corporation (AMEX:
RIV) today reported financial results for the third quarter of 2001. Net revenues for the quarter were $51.0 million, up 3.3 percent from net revenues of $49.4 million in the third quarter of 2000. EBITDA (Earnings Before Interest, Income Taxes, Depreciation, Amortization, pre-opening expenses, and other income and expense, net) for the quarter was $7.4 million up $365,000 or 5.2 percent from the third quarter of 2000. The net loss was $2.5 million or $0.71 per share compared to a net loss of $2.4 million or $0.61 per share in the third quarter of 2000.

For the first nine months of 2001, net revenues were $158.1 million, up 4.0 percent from net revenues of $152.0 million in the comparable period. EBITDA for the first nine months was $27.7 million compared to EBITDA of $27.8 million in the first nine months of 2000. The net loss increased from $2.2 million or $0.55 per share in the first nine months of 2000 to $3.2 million or $0.89 per share in the first nine months of 2001.


Riviera Holdings Corporation had cash and short-term investments of $44 million, working capital of $23 million and shareholders' equity of $12 million at September 30, 2001.

Third Quarter 2001 Highlights


- Riviera Black Hawk contributed $3.6 million in EBITDA, an increase of over 250 percent from the third quarter of 2000 and up 29 percent from the second quarter of 2001
- The September 11 terrorist attacks, the slowing of the national economy and rising marketing costs resulted in a $2.2 million decrease in Riviera Las Vegas EBITDA of which management believes $1.2 million occurred from September 11-30.
- Riviera Las Vegas occupancy decreased from 98.2 percent in the third quarter of 2000 to 93.2 percent in the third quarter of 2001, primarily due to decreases from September 11-30.
- Riviera Las Vegas ADR (Average Daily Rate) increased $4.07 to $55.87 during the third quarter
-        Cash and short-term investments totaled $44 million


William L. Westerman, Chairman of the Board and CEO, said, "Riviera Black Hawk's increased contribution to EBITDA of $2.6 million over the prior year and $828,000 over the second quarter of 2001 is very encouraging. Our efforts in Black Hawk and our understanding of that local market are paying off as Riviera Black Hawk's operating performance continues to post improved results on a quarterly basis. At Riviera Las Vegas, EBITDA was adversely affected by the September 11 terrorist attacks and the general softness of the economy, which reduced the average expenditure by customers visiting Las Vegas. However, the fact that we were able to increase consolidated EBITDA by 5.2 percent to $7.4 million for the third quarter through Black Hawk's contribution to earnings emphasizes how important it was for us to diversify our earnings base."

Riviera Las Vegas

Bob Vannucci, President of Riviera Las Vegas, said, "Net revenues in Las Vegas were down $2.3 million or 5.8 percent for the quarter across all departments except for rooms. For the quarter, the average daily rate increases prior to September 11 allowed us to increase our rooms revenue by a modest 1.3 percent. Our margins in Las Vegas were pressured by the slow down in the economy even before the September 11 terrorist attack. We are spending more marketing dollars to increase demand and we believe we will have to continue to focus on our incentives program through the rest of the year and into 2002.

"During the period September 11 to 30, revenues declined 24 percent compared to the same period last year. Slots were down 15 percent, table games were down 28 percent, rooms were down 24 percent, food and beverage was down 25 percent and shows were down 40 percent. Although we see recovery on the weekends, the midweek occupancy rates vary significantly from day to day primarily due to vacation travelers who are reluctant to fly," said Mr. Vannucci.


Riviera Black Hawk

Ron Johnson, President of Riviera Black Hawk, said, "Third quarter 2001 revenues for Riviera Black Hawk were $13.5 million, $4.0 million higher than third quarter 2000 revenues. Since Riviera Black Hawk serves primarily a local market, the terrorist attacks of September 11 did not significantly affect our quarterly performance. Third quarter EBITDA was $3.6 million, up $2.6 million from last year's third quarter.

"Continuing the trend we have seen over the past four quarters, Riviera Black Hawk revenues in the third quarter of 2001 were up $1.5 million or 12.4 percent over the second quarter of 2001. EBITDA was up $828,000 or 29.4 percent over the second quarter of 2001.

"Our fair share (win per gaming device per day) of the Black Hawk gaming market has increased from 84 percent for the 11 months the casino was open in 2000 to 94 percent in the first quarter of 2001, to 101 percent in the second quarter of 2001 and to 98? percent in the third quarter 2001. Gains in market share have also contributed to improvements in operating margins. EBITDA margins increased from 16.6 percent for the 11 months in 2000 to 23.2 percent in the first quarter of 2001, 23.5 percent in the second quarter of 2001 and 27.1 percent in the third quarter of 2001.

"We continue to refine our direct mail marketing programs for our expanding player base. Our targeted programs have resulted in higher response rates, which in turn have improved the cost effectiveness of our marketing efforts," said Mr. Johnson.


Safe Harbor Statement:
The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2000. Actual results may differ.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

                     --Tables Follow--

                                               Riviera Holdings Corporation
                                                     Financial Summary
                                                Periods Ended September 30
                                            ($ in 000's except per share data)

                                                 Third Quarter              Nine Months Ended
                                                 -------------              -----------------
                                                 2001         2000          2001         2000
                                                 ----         ----          ----         ----
Net Revenues:
Riviera Las Vegas                             $  37,567     $  39,883     $ 121,634     $ 126,139
Riviera Black Hawk                               13,478         9,494        36,438        25,670
Riviera Gaming Management .................           0            30             0           232
  Total Net Revenues ......................      51,045        49,407       158,072       152,041
EBITDA
Riviera Las Vegas .........................       3,749         5,978        18,660        23,011
Riviera Black Hawk ........................       3,648         1,023         9,009         4,729
Riviera Gaming Management .................           0            30             0            87
  Total EBITDA ............................       7,397         7,031        27,669        27,827
EBITDA Margin:
Riviera Las Vegas .........................        10.0%         15.0%         15.3%         18.2%
Riviera Black Hawk ........................        27.1%         10.8%         24.7%         18.4%
Riviera Gaming Management .................                     100.0%                       37.9%
  Total EBITDA Margin .....................        14.5%         14.2%         17.5%         18.3%

Net Income (Loss) .........................   $  (2,500)   $   (2,356)   $   (3,228)    $  (2,234)

Weighted average diluted shares outstanding       3,513         3,895         3,618         4,060

Diluted earnings per share ................   ($   0.71)    ($   0.61)    ($   0.89)    ($   0.55)

                                                                   Balance Sheet Summary
                                                                        ($ in 000s)
                                                                  Sep 30,              Dec 31,
                                                                    2001                2000
                                                                    ----                ----
Cash and short term investments                                   $44,115              $52,174
Total current assets                                               53,706               65,663
Property and equipment, net                                       203,233              207,030
Total assets                                                      267,862              283,710
Total current liabilities                                          30,778               37,060
Long-term debt, net of current portion                            217,620              223,172
Total shareholders' equity                                         12,152               16,945

RIVIERA HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                                           Three Months Ended     Nine Months Ended
(In thousands, except per share  amounts)                    September 30,          September 30,
-----------------------------------------------------------------------------------------------------------------------------
REVENUES:                                                  2001        2000        2001        2000
                                                           ----        ----        ----        ----
  Casino ............................................     29,880      26,909      88,194      81,341
  Rooms .............................................      9,987       9,861      34,458      32,414
  Food and beverage .................................      7,814       7,630      24,224      23,678
  Entertainment .....................................      5,483       6,008      17,246      18,571
  Other .............................................      2,211       2,572       7,138       7,989
                                                        --------    --------    --------    --------
            Total revenues ..........................     55,375      52,980     171,260     163,993
   Less promotional allowances ......................      4,330       3,573      13,188      11,952
                                                        --------    --------    --------    --------
            Net revenues ............................     51,045      49,407     158,072     152,041
                                                        --------    --------    --------    --------
COSTS AND EXPENSES:
 Direct costs and expenses of operating departments:
    Casino ..........................................     16,459      14,839      48,570      43,175
    Rooms ...........................................      5,920       5,769      18,148      17,625
    Food and beverage ...............................      5,626       5,398      16,628      16,192
    Entertainment ...................................      3,924       4,731      12,311      14,316
    Other ...........................................        812         832       2,420       2,416
Other operating expenses:
    General and administrative ......................     10,907      10,806      32,326      30,490
    Preopening expenses-Black Hawk, Colorado ........                                          1,222
    Depreciation and amortization ...................      4,364       4,601      12,911      13,243
                                                        --------    --------    --------    --------
            Total costs and expenses ................     48,012      46,976     143,314     138,679
                                                        --------    --------    --------    --------
INCOME FROM OPERATIONS ..............................      3,033       2,431      14,758      13,362
                                                        --------    --------    --------    --------
OTHER (EXPENSE) INCOME :
Interest expense ....................................     (6,649)     (6,919)    (20,180)    (20,764)
Interest income .....................................        308         787       1,062       1,921
Interest capitalized ................................                                  0         616
Other, net ..........................................        (11)        (40)        (42)      1,150
                                                         --------    --------    --------    --------
     Total other expense ............................     (6,352)     (6,172)    (19,160)    (17,077)
                                                         --------    --------    --------    --------
(LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES ..     (3,319)     (3,741)     (4,402)     (3,715)
(BENEFIT) FOR INCOME TAXES ..........................       (819)     (1,383)     (1,174)     (1,481)
                                                         --------    --------    --------    --------
Net Loss ............................................   $ (2,500)  $  (2,358)   $ (3,228)   $ (2,234)
                                                         ========    ========    ========    ========
LOSS PER SHARE DATA:
Loss per share, basic and diluted:                       ($ 0.71)    ($ 0.61)    ($ 0.89)    ($ 0.55)
                                                         --------    --------    --------    --------
Weighted-average common shares outstanding, basic and
diluted .............................................      3,513      3,895        3,618       4,060
                                                         --------    --------    --------    --------